Brenton Banks, Inc. Annual Report

Making A
Difference

1996 is center in the background in the middle of the page on top of Making A Difference

1996 Financial Highlights  2  Letter to Shareholders  3
    Financial Review  9

Making a difference in the lives of our customers. Making a difference in our communities. Making a difference in the spirit and confidence of Brenton associates across Iowa. Making a difference for our shareholders. Creating new partnerships, discovering new efficiencies, seizing new opportunities - adding value. In 1996, Brenton more than changed. By making a difference in every area of our operations, we literally redefined our ability to serve, to perform, to grow and to succeed.

Brenton Banks, Inc. is Iowa's largest, home-based bank holding company, with 45 service locations in metropolitan markets and regional economic centers across the state. The Company offers a complete range of financial products and services - including retail, agricultural and commercial banking; trust and investment management services: investment, insurance and real estate brokerage; mortgage banking; cash management and international banking services; as well as our own proprietary mutual funds. The Company's stock trades on the NASDAQ national market under the symbol BRBK or BrentB.
     1

Financial Highlights
Brenton Banks, Inc. and Subsidiaries
                                    1996           1995           1994
Operating Results
Net interest income       $   56,052,142     53,332,143      5,450,526
Provision for loan losses      2,900,000      1,864,801      1,987,909
Total noninterest income      23,327,441     17,846,740     16,592,988
Total noninterest expense     56,090,571     55,051,267     56,656,922
Income before income taxes
  and minority interest       20,389,012     14,262,815     13,398,683
Net income                    14,015,430     10,407,354     10,107,387

Per Common and Common
  Equivalent Share***
Net income                $         1.69           1.22           1.15
Cash dividends                      .454           .409            .40
Book value, including
   unrealized gains
  (losses)*                        15.08          14.20          12.75
Book value, excluding
   unrealized gains
  (losses)**                       14.95          14.04          13.35
Closing bid price                  27.63          19.32          16.59

At December 31
Assets                    $1,632,095,082  1,582,779,320  1,581,326,849
Loans                        941,943,513    910,193,212    970,214,498
Nonperforming loans            6,167,000      5,619,000      5,022,000
Deposits                   1,353,057,111  1,361,942,715  1,340,283,110
Common stockholders'
  equity                     121,954,229    119,533,631    110,430,345

Ratios
Return on average common
  stockholders' equity
  (ROE)                            11.76%          9.04           9.03
Return on average assets
  (including minority
   interest) (ROA)                   .92            .71            .70
Net interest margin                 4.03           3.89           4.12
Net noninterest margin             (2.09)         (2.38)         (2.61)
Efficiency ratio                   68.27          73.70          74.63
Loan to deposit ratio              69.62          66.83          72.39
Allowance for loan losses
  to total loans                    1.20           1.22           1.12
Primary capital to
  assets**                          8.33           8.40           8.18
Equity to assets**                  7.41           7.47           7.28
Tier 1 leverage capital
  ratio**                           7.62           7.45           7.23
Nonperforming loans as a
  percent of loans                   .65            .62            .52
Net charge-offs as a
  percent of average loans           .29            .18            .10
Allowance for loan losses
  as a percent of
  nonperforming loans             183.69         197.01         217.30

* Including unrealized gains (losses) on securities available for sale.
** Excluding unrealized gains (losses) on securities available for sale.
*** Restated for the 10% common stock dividend effective in 1996.


Three bar graphs on the left hand side of the page:

Graph showing Common Stock Closing Bid Price (Restated for Stock
Split/Dividends) (1987-1996):

         87     88     89     90     91     92     93     94     95    96
         3.64   5.99   9.24   8.18   12.58  15.76  15.91  16.59  19.32 27.63

Dual Graph showing Net Income per Common Share Dividends per
Common Share  (Restated for stock splits/dividends) (1992-1996):

               92          93          94          95          96
               1.52        1.64        1.15        1.22        1.69
               0.32        0.36        0.40        0.41        0.45

Graph showing Return on Average Equity (1992-1996):

               92          93          94           95         96
               14.13       13.82       9.03         9.04       11.76

1996 Brenton Banks, Inc. Annual Report
     2

To Our Shareholders

To say that 1996 was a very important year for Brenton would be an understatement. It was a defining year - a year in which our significant investments in people, technology and new operating efficiencies produced dramatic successes for shareholders, customers and employees, alike. In 1996, Brenton's earnings jumped 34.7 percent to $14.0 million, compared to net income of $10.4 million in 1995. Earnings per common share advanced 38.5 percent to $1.69, adjusted for a 10 percent common stock dividend which was distributed in October. Total assets grew 3.1 percent to $1.6 billion. Shareholders' equity rose 2.0 percent to $122.0 million.

Thanks to the efforts of Brenton bankers across Iowa

Our focus on building new partnerships and generating greater revenues produced outstanding results in 1996, as we realized substantial gains in literally every category of fee-related income.
   During the year, noninterest income grew by 28.9 percent to $23.0 million (excluding securities gains and losses). Successful new sales initiatives and strong financial markets pushed brokerage commissions up 23.7 percent. Insurance commissions and fees jumped 24.6 percent, led by a 59.2 percent increase in credit-related insurance. Fiduciary revenues were up 13.2 percent, thanks to increased volumes in personal trusts, investment management fees and employee benefit plans. Mortgage banking income increased 51.9 percent due to both increased production, which totaled $110.8 million, and an improved margin on the loans produced. Service charges on deposits grew

Picture of Chairman and President on right hand side of page - reads as follows:

C. Robert Brenton, Chairman
Robert L. DeMeulenaere, President
     3

       21.0 percent for the year, while securities transactions produced gains of $321, 256, compared to 1995 losses of $3,003.
   These dramatic revenue increases were offset by only modest rises in noninterest expenses, which were up 1.9 percent to $56.1 million. While total compensation was up 11.6 percent over 1995, salaries actually decreased by 6.6 percent. Variable compensation, including commissions and incentives, increased by
40.4 percent as a result of higher sales of fee-related products and services. Data processing expenses grew 8.9 percent. Other operating expenses decreased 21.2 percent, due to the implementation of cost control measures, the realization of efficiencies related to the 1995 merger of the Company's commercial banks, and the fact we experienced some one-time expenses in 1995. The Company's FDIC deposit insurance assessment increased 1.0 percent over 1995, as a result of a one-time $1.3 million assessment to fully finance the government's SAIF fund. Without this special assessment, the FDIC expense would have actually decreased by 71.2 percent.
   Net interest income advanced 5.1 percent to $56.1 million in 1996, compared to $53.3 million in 1995. Net interest margin rose to 4.03 percent, compared to 3.89 percent a year ago. Total loans grew 3.5 percent to $941.9 million. Nonperforming loans rose 9.8 percent to $6.2 million, yet overall loan quality remained strong at year-end with reserves standing at 183.7 percent of nonperforming loans and 1.20 percent of total loans.
   To improve net interest margin and lessen interest rate risk, management continued its strategy of de-emphasizing fixed-rate portfolio real estate loans and developing more commercial and consumer business. One of the significant accomplishments of 1996 was a $40.9 million increase in direct consumer loans.

Making a difference in the way we see the future

Taken individually and as a whole, our 1996 accomplishments give us great optimism for even greater success in the years ahead. Our employees know that by sharing a common focus and commitment, we can indeed become a high earning, high performing bank. We are believers. Our growing income base is already enabling us to provide customers with more and better products, faster response, new delivery channels and superior service.
   We are also pleased to reward the continuing confidence of our shareholders with growing dividends and per share value. Cash dividends for 1996 were $.454 per share, up 11.0 percent over 1995. During the year, the common stock market price per share rose 43.0 percent, closing at $27.63 on December 31, 1996.
   In 1997, we will continue focusing on revenue growth, rather than balance sheet growth. We will continue to refine the strategies that worked so well in the year just closed.

Text on the left hand side of the page:

While we're pleased to celebrate the many successes Brenton produced in 1996, ours is a growing and dynamic business. As this annual report goes to press, we are already pursuing a number of 1997 initiatives designed to help us build on the accomplishments of the past year. We are intensifying our focus on growth in loans, fee income and core deposits. We are working to expand our convenience banking services - adding experienced insurance and mortgage representatives to

Centered in a box in this text on the left hand side of the page:

THEN
______

NOW

our Brenton Direct telebanking team, enhancing our supermarket offices and even exploring the development of a Web page. Through the creation of a new Small Business Banking Division, we are positioning Brenton to play a leading role in serving one of Iowa's fastest growing market segments. We are also installing technology that will enable us to quickly respond to customer requests, while maintaining the personal touch that has always been a Brenton tradition.

1996 Brenton Banks, Inc. Annual Report

The word Change is centered in the background over pages 3 and 4.
     4

Text on the right hand side of the page:

By making the promise of full-service telephone banking a reality, Brenton Direct is not only helping us attract and serve a growing number of customers, it is also enabling us to deliver financial services with remarkable efficiency and effectiveness. Customers appreciate the fact that they can handle much of their financial business from their favorite easy chair - outside traditional banking hours. But perhaps the most important benefit Brenton Direct provides for customers is the opportunity to work
- one on one - with experienced lenders,


Centered in a box in this text on the right hand side of the page:

RING
______

RING


mortgage bankers, insurance professionals and investment advisors. In 1996, we expanded staff, installed new call tracking technology, established a Small Business Line, and began to successfully integrate mortgage, brokerage and insurance professionals into the team. We also began to use our outbound calling capabilities to provide information to customers. In 1997, Brenton Direct will play an increasingly more active role in the development of new customers, as well as the strengthening of our relationships with current customers.

Text on the rest of page 5 in the middle of the page:

Making a difference in the lives of our customers

Building stronger, more accessible relationships with the people we serve provides advantages for everyone involved in the equation. Today, Brenton customers enjoy greater convenience - not only because they can satisfy more of their financial needs in one place, but also because they can personally speak to an experienced financial professional before work, after dinner, on the weekend, at the grocery store or over the phone. Brenton employees enjoy the satisfaction of making meaningful differences in customers' lives - helping them buy new homes at affordable rates, invest successfully for the future, insure their lives and property, and make the most of their good credit.

Redefining our retail banking culture

Approximately half of our personal bankers had never made a loan prior to 1996, which makes what we accomplished last year even more remarkable. Our goal on the retail side of the bank was to grow direct consumer loans by $30 million. But through training, support, motivation and individual effort, Brenton bankers produced growth of more than $40 million in direct consumer loans for the year. Admittedly, we borrowed a few ideas on how to build an effective, service-oriented sales culture from the real estate and insurance industries. We divided our company-wide growth objective into specific monthly goals for each office and individual banker. We conducted regular meetings to share ideas and results. Our new, centralized credit-scoring system supported local production by providing fast, consistent review of applications and credit information. Back at the office, bankers
     5
could spend more time communicating with customers and understanding their needs. As our confidence grew, we became more proficient at asking customers for more of their financial business (and seeking referrals from associates in other areas of the bank). By the end of the year, 35 top loan producers had become members of our new Million Dollar Club as we set our sights on even greater performance in the year ahead.

Serving a greater share of our customers' financial needs

At the heart of our One Bank strategy has been the objective to build our financial services infrastructure, so we could concentrate less on transaction business, while devoting more attention to developing investment, insurance, employee benefit, trust and other fee-based services. Indeed, we believe that future Brenton profitability hinges on our ability to strengthen and expand customer relationships by successfully serving more of their financial needs. In 1996, we made clear progress toward achieving this goal. Through recruiting, advanced training and educational conferences, we helped improve both the quality and availability of Brenton investment brokerage representatives.
We also worked to develop quality partnerships among all lines of business.
Supported by advertising, focused campaigns, strategic incentive programs and a steadily growing stream of referrals, we produced substantial increases in brokerage, trust, investment management and insurance commissions and fees.
   Growth in trust and investment management revenues reflected our emerging leadership in serving the 401(k) needs of Iowa businesses and employees. Beyond the competitive benefits of our 401(k) product, itself, customers appreciate our high standards of service and dedication to employee education, as well as the investment philosophies at work in our four proprietary Brenton mutual funds. Good markets, coupled with good timing, research and equity selection produced very satisfying returns for our customers in 1996.

Aggressively improving our mortgage banking business

Residential mortgage loan production increased by nearly 20 percent in 1996. While part of this growth can be attributed to systems put in place in 1995, much of the credit goes to Brenton mortgage bankers who devoted considerable effort to calling on builders, realtors and former customers. By refining our mortgage product line, focusing on attractive portfolio products and adding more secondary market outlets, we have become more aggressive - both in terms of pricing and features. At the same time, we have continued to improve the operational side of our mortgage business, providing much faster underwriting and higher quality services for customers.

1996 Brenton Banks, Inc. Annual Report

The word Growth is centered in the background over pages 5 and 6.
     6

Making a difference for farmers and businesses across Iowa

With large out-of-state banks entering the Iowa marketplace (and familiar old banking names fading away), the value of the Brenton brand continues to grow. As a well-known, well-respected organization with a long history of serving Iowans' financial needs, Brenton associates are discovering new opportunities to build strong working relationships with farmers and businesses of all sizes - all across the state. Through the development of new services and partnerships, as well as new operating efficiencies, we produced positive results in 1996. But more importantly, we positioned the Company for significant growth in our ag and commercial lines of business going forward. These are exciting times for everyone associated with Brenton.

Capitalizing on our strong history in agriculture

From the day our Company was founded, more than 115 years ago, Brenton has been known as an ag bank, which gives us a tremendous advantage in this age of bank consolidations. We're here. We're strong. And we know the Iowa agricultural market and communities better than any of our competitors.
   In 1996, we worked to strengthen our relationships with Iowa farmers and agribusinesses by developing prototype alliances with non-banking organizations that serve our customers. In July, more than 200 farmers joined us for a day-long ag finance and marketing conference at Iowa State University. Later in the year, we co-sponsored an intensive, three-day ag financial management seminar with the Iowa Farm Bureau and the Iowa Pork Producers Association. More than 100 farm producers attended one of four regional sessions conducted across the state.
     7

Through additional alliances with agricultural trade organizations, such as the Farm Bureau, the Agribusiness Association of Iowa and the Iowa-Nebraska Equipment Dealers Association, we began to access certain agribusiness markets more efficiently than in the past. These groups use Brenton products and services to add value to the relationship they bring their members. At the same time, their endorsements and combined marketing efforts enable us to reach and serve a larger potential audience.
   Also in 1996, as our system-wide sales culture took root, we made significant progress toward our goal of being a full service financial provider for our farm customers.

Focusing on our commercial banking strengths

On the commercial side, 1996 was a satisfying year for Brenton, as we continued to refine our capabilities to serve the growing needs of Iowa businesses, large and small. While the Company produced gains in commercial loans, average to average, we were most pleased by the growth of such fee-based services as cash management and international banking. Strong market demand, combined with outstanding sales efforts, generated substantially increased cash management fees for the year. The Company's International Division also produced increased fee income during 1996.
   During the year, we undertook a number of initiatives, including the development of a commercial banking service team, designed to centralize administrative operations so Brenton commercial officers could devote more time to customer contact and developing strong customer relationships. We are working to significantly reduce turnaround time on all loan requests. As we continue to invest in developing the skills and experience of our people, supporting their efforts and rewarding their success, we look for dramatic growth in the commercial line of business in the years ahead.

Looking to the future with excitement and optimism

   Taken as a whole, Brenton's performance in 1996 more than validated management's strategy of reinventing our Company for the future. We are stronger and more efficient than at any time in our history. We have proven that by working together - in a true spirit of partnership - we can truly make a difference for our customers and our Company. We have embraced a philosophy that focuses on customers and long-term relationships, rather than transactions. And along the way, we have produced an improving bottom line.
   For shareholders, customers and employees alike, there's never been a better time to be associated with Brenton. Together, we are making a difference.

/s/
C. Robert Brenton
Chairman of the Board

/s/
Robert L. DeMeulenaere
President

Text on the right hand side of the page:

Iowa's ag economy continues to be strong. With the exception of the cattle market, all commodities performed well in 1996. And indicators suggest continued positive performance in 1997. But with the government transitioning out of the subsidy business, we are devoting more time to helping our farm customers develop their risk management and financial skills. In the future, as they become more reliant on the forces of nature and the forces of the market, they'll need to be well-equipped

Centered in a box in this text on the right hand side of the page:

PAST
______

FUTURES


and well-informed to succeed. Brenton is committed to helping them in that effort. Through our Company-wide focus on providing a full range of financial services, on developing alliances, on targeting specific market segments and on understanding the needs of individual customers, we are already making progress. Agriculture is fundamental to Iowa's past, present and future. It is at the heart of Brenton's history. And we will continue being a leader in serving the total financial needs of Iowa farmers and agribusinesses.

1996 Brenton Banks, Inc. Annual Report

The word Innovate is centered in the background over pages 7 and
8.
     8

Financial Review Contents

Independent Auditors' Report  9
Selected Financial Data  10
Financial Review / Graphs  11
Consolidated Statements of Condition  15
Consolidated Statements of Operations  16
Consolidated Statements of Cash Flow  17
Consolidated Statements of Changes in Common Stockholders' Equity
18
Allowance for Loan Losses  18
Consolidated Average Balances and Rates  19
Stock Information  20
Corporate Structure  21
Brenton Service Locations  22

Independent Auditors' Report

The Board of Directors of Brenton Banks, Inc.:
  We have audited, in accordance with generally accepted auditing standards, the consolidated statements of condition of Brenton Banks, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 (not presented herein); and in our report dated February 7, 1997, we expressed an unqualified opinion on those consolidated financial statements.
  In our opinion, the information set forth in the condensed consolidated financial information appearing on page 15 to 18 is fairly presented, in all material respects, in relation to the consolidated financial statements from which it has been derived.


/s/
KPMG Peat Marwick LLP

Des Moines, Iowa
February 7, 1997
     9

Selected Financial Data

Brenton Banks, Inc. and Subsidiaries

Year-end Balances
  (In thousands)                   1996      1995      1994      1993      1992       1991       1990     1989     1988     1987
Total assets                 $1,632,095 1,582,779 1,581,327 1,480,596 1,431,140  1,360,942  1,274,301  961,370  961,207  908,933
Interest-earning assets       1,497,600 1,461,218   475,473 1,400,709 1,323,252  1,267,402  1,181,172  883,721  845,571  836,029
Interest-bearing liabilities  1,335,609 1,300,508 1,315,378 1,224,951 1,181,013  1,141,008  1,052,597  769,717  733,133  728,597
Demand deposits                 153,284   143,220   136,548   127,132   137,212    115,479    125,626  113,349  118,392  116,830
Long-term borrowings             34,860    38,178    28,939    20,055    13,284     13,634     12,675   14,701   16,215   17,509
Preferred stock                     ---       ---       ---       ---       ---        ---        ---      ---      ---    2,000
Common stockholders'
  equity**                      121,954   119,534   110,430   112,418    97,430     86,712     77,258   63,522   56,401   49,618

Results of operations
 (In thousands)
Interest income               $ 111,383   111,040   101,223    98,656   106,560    115,561    106,826    85,722  76,745   74,774
Interest expense                 55,331    57,708    45,772    44,427    54,773     68,687     64,431    49,102  43,180   43,149
Net interest income              56,052    53,332    55,451    54,229    51,787     46,874     42,395    36,620  33,565   31,625
Provision for loan losses         2,900     1,865     1,988     1,252     1,411        799        869       760   1,214    2,132
Net interest income after
  provision for loan losses      53,152    51,467    53,463    52,977    50,376     46,075     41,526    35,860   32,351  29,493
Noninterest income               23,327    17,847    16,593    17,863    14,684     12,715     11,554    10,113   10,367   9,064
Noninterest expense              56,090    55,051    56,657    50,415    46,591     42,284     37,820    32,781   32,066  32,952
Income before income
  taxes and minority
  interest                       20,389    14,263    13,399    20,425    18,469     16,506     15,260    13,192   10,652   5,605
Income taxes                      5,771     3,205     2,701     5,508     4,884      4,308      4,388     4,016    2,527     408
Minority interest                   603       651       591       667       632        539        533       472      422     290
Net income                       14,015    10,407    10,107    14,250    12,953     11,659     10,339     8,704    7,703   4,907
Preferred stock dividend
  requirement                       ---       ---       ---       ---       ---        ---        ---       ---       81     265
Net income available
  to common stockholders    $    14,015    10,407    10,107    14,250    12,953     11,659     10,339     8,704    7,622   4,642
Average common shares
  outstanding
  (In thousands)*                 8,312     8,528     8,747     8,711     8,561      8,534      8,520     7,916    7,916   7,916
Per common and common
  equivalent share*
Net income                  $      1.69      1.22      1.15      1.64      1.52       1.36       1.21      1.10      .96     .59
Cash dividends                     .454      .409      .400      .364      .318       .294       .248      .200     .106    .000
Common stockholders'
  equity***                       14.95     14.04     13.35     12.62     11.34      10.15       9.06      8.03     7.13    6.26
Selected operating ratios
Return on average assets
  (including minority
   interest)                        .92%      .71       .70      1.04       .98        .93        .95      1.00      .90     .57
Return on average common
  stockholders' equity            11.76      9.04      9.03     13.82     14.13      14.27      14.39     14.50    14.34    9.78
Equity to assets***                7.41      7.47      7.28      7.40      6.81       6.37       6.06      6.61     6.12    5.46
Common dividend payout            26.86     33.58     34.65     22.22     21.00      21.56      20.50     18.23    11.01     .00
Allowance for loan losses
  as a percent of loans            1.20      1.22      1.12      1.12      1.20       1.14       1.25      1.55     1.60    1.75
Net charge-offs to average
  loans outstanding                 .29       .18       .10       .05       .13        .15        .12       .08      .18     .75

*       Restated for 10% common stock dividend effective in 1996, 3-for-2 stock split effective in 1994 and 2-for-1 stock split effective in 1990.
**     Including unrealized gains (losses) on securities available for sale.
***   Excluding unrealized gains (losses) on securities available for sale

1996 Brenton Banks, Inc. Annual Report
     10

Brenton Banks, Inc. Financial Review

This summary annual report contains a condensed version of the financial statements and a review of operations for Brenton Banks, Inc. and subsidiaries (the "Company"). The full financial statements and management's discussion and analysis are included in the Appendix to the Proxy Statement filed with the Securities and Exchange Commission, which has been provided to all shareholders. Copies are available upon request.

Earnings Analysis

For the year ended December 31, 1996, Brenton Banks, Inc. recorded net income of $14,015,430, an increase of 34.7 percent over 1995, which totaled $10,407,354. The increase in earnings is attributable to both increases in net interest income and noninterest income. Earnings per common share were $1.69 compared to $1.22 for 1995. Return on average assets (ROA) was .92 percent in 1996, compared to .71 percent in 1995. The return on average equity (ROE) was 11.76 percent, compared to 9.04 percent one year earlier.
   Net interest income rose 5.1 percent to $56,052,142 for 1996. Both average earning assets and average interest-bearing liabilities increased 1.0 percent from 1995. The Company experienced a favorable change in the mix of earning assets and interest-bearing liabilities which contributed to an increase in net interest margin of 14.1 basis points over 1995. Net interest margin, which is tax equivalent net interest income as a percent of average earning assets, averaged 4.03 percent in 1996, compared to 3.89 percent in 1995. The yield on average earning assets decreased 5.9 basis points, while the average rate on interest-bearing liabilities declined 22.4 basis points.
   The Company achieved record levels of noninterest income in 1996. Several factors contributed to this accomplishment. Service charges on deposits increased $1,165,078 or 21.0 percent. This growth related to full implementation of standardized service charges as well as a new focus on collecting a higher percentage of fees assessed. Successful new sales initiatives and strong financial markets drove brokerage commissions up 23.7 percent. Insurance commissions and fees increased 24.6 percent due primarily to higher sales of both credit-related insurance and insurance agency operations. Mortgage banking income increased
51.9 percent due to both increased mortgage loan originations, which totaled $110.8 million, and an improved margin on the loans produced. Fiduciary revenues were up 13.2 percent due to increased volumes of personal trusts, investment management fees and employee benefit plans. The Company's continued focus on sales and offering our customers the products they want was rewarded with higher revenues in all of these areas. Noninterest income (excluding securities gains and losses) for 1996 represented 1.45 percent of average assets and 41.04 percent of total operating income, which were the highest levels in the history of the Company.
   While total noninterest income, excluding securities transactions, increased 28.9 percent, noninterest expense for 1996 increased just 1.9 percent to $56,090,571, compared to $55,051,267 for 1995. Noninterest expense for 1996 included a nonre-

Two bar graphs on the left hand side of the page:

Graph showing Net Income (in thousands) (1992-1996):

               92          93          94          95          96
               12,953      14,250      10,107      10,407      14,015

Graph showing Return on Average Assets (1992-1996):

               92          93          94          95          96
               0.98        1.04        0.70        0.71        0.92

     11
curring charge for a special assessment by the FDIC totaling $1,288,000. This assessment applied to all deposits insured by the Savings Association Insurance Fund (SAIF) as of March 31, 1995, and equaled approximately 65.7 basis points per $100 of SAIF-insured deposits. Excluding this one-time assessment, noninterest expense would have actually decreased by .5 percent.
   Salaries and wages, the largest component of noninterest expense, increased $2,645,244 or 11.6 percent over 1995. This increase is primarily related to commissions paid on higher sales of the fee-related products discussed above, expense tied to a stock performance plan and severance costs. Fixed salaries, which comprised 73.9 percent of total salaries and wages, actually decreased by 6.6 percent compared to 1995. The total increase in salaries and wages led to a proportionate increase in employee benefits.
   Several new facilities and remodeling projects were completed in the past two years, which explain the combined increase in the categories of occupancy and furniture and equipment expense. Occupancy expense totaled $5,502,904 for 1996, compared to $4,912,417 for 1995. Increases within the occupancy category were associated with rents, leases and depreciation expense related to these new facilities. Results for 1996 include the first full year of expense for these new facilities.
   Furniture and equipment expense actually decreased $21,871 from the prior year. Depreciation expense increased by $197,130 due to technology updates throughout the Company. Decreases in repairs and maintenance, and furniture and equipment rentals offset the increase in depreciation expense. The Company continues to focus on using technology to improve efficiency and provide better service to our customers. During 1996, 62.8 percent of the capital expenditures were in the technology area.
   Data processing expense totaled $2,591,485, an increase of 8.9 percent compared to 1995. This increase is related to new data processing service contracts in 1996 for mortgage loan processing and personal computer network maintenance and support. The expense associated with core main frame data processing actually decreased which offset the cost of the new contracts.
   Expense related to the FDIC deposit insurance assessments increased 1.0 percent in 1996 to $1,801,646, which includes the previously discussed one-time $1,288,000 assessment to fully fund SAIF. This assessment related to the deposits insured by SAIF, which represented approximately 16.4 percent of the Company's total deposits at the end of 1996. The Company continues to pay the lowest premiums available under the FDIC's risk-based premium system.
   Other operating expenses decreased by $2,589,501 or 21.2 percent when comparing 1996 results to 1995. In 1996, the Company began to realize the anticipated benefits of the 1995 merger of the Company's 13 commercial banks into one bank charter. Results for 1995 also included one-time consulting expenses along with charges associated with the merger of the banks.
   The Company's net noninterest margin, which measures operating efficiency, was (2.09) percent for

Two bar graphs on the right hand side of the page:

Graph showing Net Interest Margin (1992-1996):

               92          93          94          95          96
               4.23        4.28        4.12        3.89        4.03

Graph showing Noninterest Income as a Percent of Total Operating
Income (1992-1996):

               92          93          94          95          96
               28.20       31.84       30.54       33.47       41.04

1996 Brenton Banks, Inc. Annual Report
     12

1996, compared to (2.38) percent in 1995. The Company's efficiency ratio was 68.27 percent, compared to 73.70 percent one year ago. To enhance operating efficiency throughout the organization, the Company continues to focus on cost management and the development of strategic improvements in noninterest income and expense.

Balance Sheet Analysis

Total assets at December 31, 1996, were $1,632,095,000, an increase of 3.1 percent over December 31, 1995. On average, total assets had a modest increase of 1.4 percent. However, the change in the mix of the assets contributed to a favorable increase in the net interest margin for the Company (see previous discussion).
   Loans increased 3.5 percent over 1995 to reach a balance of $941,944,000 at December 31, 1996. To improve net interest income and lessen interest rate risk, management continued its strategy of de-emphasizing fixed-rate portfolio real estate loans and developing more commercial and consumer loan business. A significant accomplishment in 1996 was the $40.9 million increase in direct consumer loans. The Company continues to focus on reducing interest rate risk by emphasizing growth in variable rate loans.
   Core customer funds, which are a source of stable and relatively low-cost financing for the Company, increased 5.5 percent over the prior year. Core customer funds include noninterest-bearing demand, interest-bearing demand and savings, and securities sold under agreements to repurchase. The Company also utilizes borrowings from the Federal Home Loan Bank as a source of funding. At December 31, 1996, FHLB borrowings totaled $57.7 million.
   The balance of investment securities increased from December 31, 1995, by $29.4 million or 5.8 percent. This increase in investments was offset by a corresponding $22.4 million decrease in the balance of federal funds sold.

Asset-Liability Management

The Company has a fully-integrated asset-liability management system to assist in managing the balance sheet. The process, which is used to project the results of alternative investment decisions, includes the development of simulations that reflect the effects of various interest rate scenarios on net interest income. Management analyzes the simulations to manage interest rate risk, the net interest margin and levels of net interest income.
   The asset-liability management simulations indicate that net interest income should not fluctuate significantly due to interest rate changes in the market place. The Company currently believes that net interest income would fall by less than 4 percent if interest rates increased or decreased by 300 basis points over a one-year time horizon. This is within the Company's policy limits.

Loan Quality

Nonperforming loans at December 31, 1996, were $6,167,000, which represented .65 percent

Two bar graphs on the left hand side of the page:

Graph showing Net Noninterest Margin (1992-1996):

               92          93          94          95          96
               2.31        2.31        2.61        2.38        2.09

Graph showing Total Assets (in millions) (1992-1996):

               92          93          94          95          96
               1,431       1,481       1,581       1,583       1,632

     13
of total loans. This was an increase of $548,000 from one year ago, when the ratio was .62 percent of total loans. Loan quality remained strong at December 31, 1996, with reserves standing at
183.7 percent of nonperforming loans and 1.20 percent of total loans.
   The provision for loan losses totaled $2,900,000 for the year ended December 31, 1996, compared to $1,864,801 for 1995. The increase of $1,035,199 or 55.5 percent over 1995 was related to a
54.7 percent increase in net charge-offs in 1996. The Company's net charge-offs as a percent of average loans were .29 percent for 1996 compared to .18 percent for 1995, both of which were better than industry peer group averages.

Capital Resources

Common stockholders' equity totaled $121,954,229 at December 31, 1996, an increase of 2.0 percent over the prior year. As part of a stock repurchase plan which originated in 1994, the Company repurchased 347,700 shares of common stock during 1996 at a cost of $8,248,331. The Company will continue the repurchase of stock during 1997.
   The Company continues to monitor its capital position to balance the goals of maximizing return on average equity, while maintaining adequate capital levels for regulatory purposes. The Company's risk-based core capital ratio at December 31, 1996, was
11.57 percent and the total risk-based capital ratio was 12.64 percent. These ratios exceeded the minimum regulatory requirements of 4.00 and 8.00 percent, respectively. The Company's tier 1 leverage capital ratio, which measures capital excluding intangible assets, was 7.62 percent at December 31, 1996, exceeding the regulatory minimum requirement for well-capitalized institutions of 5.0 percent.
   Dividends paid to common stockholders totaled $3,748,653 or $.454 per share for 1996, an increase of 11.0 percent from the prior year. In addition to these cash dividends, the Company distributed a 10 percent common stock dividend in October 1996.
   Brenton Banks, Inc. common stock closed on December 31, 1996 at $27.63, an increase of 43.0 percent over the prior year-end. The closing price at December 31, 1996, was 183.2 percent of the book value per share of $15.08 on the same date. The year-end stock price represented a price-to-1996-earnings multiple of 16.3 times.
   Brenton Banks, Inc. continues to pursue acquisition and expansion opportunities which will enhance the financial performance of the Company as well as strengthen the Company's presence in current and new markets. There are currently no pending acquisitions that would require Brenton Banks, Inc. to secure capital from public or private markets.

Two bar graphs on the right hand side of the page:

Dual Bar Graph showing Primary Capital Ratio Tier 1 Leverage
Capital Ratio (1992-1996):

               92          93          94          95          96
               7.67        8.31        8.18        8.40        8.33
               6.71        7.36        7.23        7.45        7.62

Dual Bar Graph showing Nonperforming Loans as a Percent of Loans
Net Charge-offs as a Percent of Average Loans (1992-1996):

               92          93          94          95          96
               0.61        0.46        0.46        0.52        0.62
               0.13        0.05        0.10        0.18        0.29

1996 Brenton Banks, Inc. Annual Report
     14

Consolidated Statements of Condition

Brenton Banks, Inc. and Subsidiaries

December 31                                                 1996                  1995
Assets:
Cash and due from banks                          $    76,900,524            71,159,078
Interest-bearing deposits with banks                     731,554               265,072
Federal funds sold and securities purchased
  under agreements to resell                          15,200,000            37,600,000

Investment securities:
  Available for sale                                 461,099,272           396,370,443
  Held to maturity (market value of
    $73,316,000 and $109,131,000
    at December 31, 1996 and 1995,
    respectively                                      72,754,985           108,082,213

Investment securities                                533,854,257           504,452,656
Loans held for sale                                    5,870,298             8,707,309
Loans                                                941,943,513           910,193,212
  Allowance for loan losses                          (11,328,359)          (11,069,869)
Loans, net                                           930,615,154           899,123,343
Premises and equipment                                30,379,446            32,849,842
Accrued interest receivable                           14,417,786            14,494,261
Other assets                                          24,126,063            14,127,759
                                                 $ 1,632,095,082         1,582,779,320

Liabilities and Stockholders' Equity:
Deposits:
  Noninterest-bearing                            $   153,284,094           143,220,373
  Interest-bearing:
    Demand                                            99,277,477           399,308,392
    Savings                                          527,791,360           215,488,846
    Time                                             572,704,180           603,925,104
Total deposits                                     1,353,057,111         1,361,942,715
Federal funds purchased and securities sold
  under agreements to repurchase                      66,826,120            41,107,411
Other short-term borrowings                           34,150,000             2,500,000
Accrued expenses and other liabilities                16,633,068            15,083,453
Long-term borrowings                                  34,860,024            38,177,803
Total liabilities                                  1,505,526,323         1,458,811,382
Minority interest in consolidated subsidiaries         4,614,530             4,434,307
Redeemable preferred stock, $1 par; 500,000
  shares authorized; issuable in series, none
  issued                                                     ---                   ---
Common stockholders' equity:
  Common stock, $5 par; 25,000,000 shares
    authorized; 8,085,684 and 7,653,252 shares
    issued and outstanding at December 31, 1996
    and 1995, respectively                            40,428,420            38,266,260
  Capital surplus                                            ---             2,020,518
  Retained earnings                                   80,448,768            77,888,451
  Unrealized gains on securities available for
    sale                                               1,077,041             1,358,402
Total common stockholders' equity                    121,954,229           119,533,631
                                                 $ 1,632,095,082         1,582,779,320

Consolidated Statements of Operations

Brenton Banks, Inc. and Subsidiaries

Years Ended December 31                            1996           1995            1994
Interest Income:
Interest and fees on loans                 $ 80,301,707     82,525,850      76,456,964
Interest and dividends on investments:
  Available for sale-taxable                 20,063,114     14,577,652      13,032,050
  Available for sale-tax-exempt               4,250,463      4,446,824       5,530,626
  Held to maturity-taxable                    2,878,982      4,069,617       1,862,628
  Held to maturity-tax-exempt                 2,404,155      3,090,185       2,619,333
Interest on federal funds sold and
  securities purchased under agreements
  to resell                                   1,416,539      2,263,734       1,705,717
Other interest income                            68,157         66,705          15,636
                                            ___________    ___________     ___________
Total interest income                       111,383,117    111,040,567     101,222,954

Interest Expense:
Interest on deposits                         49,507,425     53,075,352      41,609,766
Interest on federal funds purchased and
  securities sold under agreements to
  repurchase                                  2,469,939      1,641,516       2,082,077
Interest on other short-term borrowings       1,015,110        370,642         263,658
Interest on long-term borrowings              2,338,501      2,620,914       1,816,927
                                            ___________    ___________     ___________
Total interest expense                       55,330,975     57,708,424      45,772,428
Net interest income                          56,052,142     53,332,143      55,450,526
Provision for loan losses                     2,900,000      1,864,801       1,987,909
                                            ___________    ___________     ___________
Net interest income after provision for
  loan losses                                53,152,142     51,467,342      53,462,617

Noninterest Income:
Service charges on deposit accounts           6,712,874      5,547,796       5,424,547
Investment brokerage commissions              3,766,436      3,044,107       2,879,401
Insurance commissions and fees                2,915,666      2,339,817       2,115,085
Fiduciary income                              2,744,530      2,425,105       2,160,492
Mortgage banking income                       2,168,593      1,427,342       1,216,690
Other service charges, collection and
  exchange charges, commissions and fees      2,779,502      2,435,132       2,342,210
Net gains (losses) from securities
  available for sale                            321,256         (3,003)       (339,624)
Other operating income                        1,918,584        630,444         794,187
                                            ___________    ___________     ___________
Total noninterest income                     23,327,441     17,846,740      16,592,988

Noninterest Expense:
Salaries and wages                           25,460,464     22,815,220      24,595,274
Employee benefits                             4,245,682      4,158,580       4,960,665
Occupancy expense of premises, net            5,502,904      4,912,417       4,702,208
Furniture and equipment expense               3,725,150      3,747,021       3,060,557
Data processing expense                       2,591,485      2,379,920       3,083,819
FDIC deposit insurance assessment             1,801,646      1,783,213       2,907,382
Advertising and promotion                     1,756,473      1,741,390       1,772,852
Supplies                                      1,409,690      1,326,928       1,386,639
Other operating expense                       9,597,077     12,186,578      10,187,526
                                            ___________    ___________     ___________
Total noninterest expense                    56,090,571     55,051,267      56,656,922
Income before income taxes and
  minority interest                          20,389,012     14,262,815      13,398,683
Income taxes                                  5,770,600      3,204,687       2,700,640
                                            ___________    ___________     ___________
Income before minority interest              14,618,412     11,058,128      10,698,043
Minority interest                             602,982          650,774         590,656
                                            ___________    ___________     ___________
Net income                                 $ 14,015,430     10,407,354      10,107,387
Per common and common equivalent share:*
Net income                                 $       1.69           1.22            1.15
Cash dividends                                     .454           .409            .400

*Restated for the 10% common stock dividend effective in 1996.

1996 Brenton Banks, Inc. Annual Report
     16

Consolidated Statements of Cash Flows

Brenton Banks, Inc. and Subsidiaries


Years Ended December 31                             1996            1995            1994
Operating Activities:
Net income                                $   14,015,430      10,407,354      10,107,387
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Provision for loan losses                    2,900,000       1,864,801       1,987,909
  Depreciation and amortization                4,301,776       4,097,022       3,387,034
  Deferred income taxes                          949,396         (25,181)     (1,257,325)
  Net (gains) losses from securities
    available for sale                          (321,256)          3,003         339,624
  Net (increase) decrease in loans held
    for sale                                   2,837,011      (6,602,817)      2,244,930
  Increase in accrued interest receivable
    and other assets                         (11,420,210)     (1,678,132)     (1,477,154)
  Increase in accrued expenses, other
    liabilities and minority interest          1,735,569         322,324       3,192,432
                                           _____________    ____________    ____________
Net cash provided by operating activities     14,997,716       8,388,374      18,524,837

Investing Activities:
Investment securities available for sale:
  Purchases                                 (289,895,560)   (242,871,379)   (122,339,026)
  Maturities                                 150,480,123     278,575,538     154,659,319
  Sales                                       67,547,581       5,577,835      21,484,178
Investment securities held to maturity:
  Purchases                                  (45,046,248)   (121,543,300)    (59,384,073)
  Maturities                                  79,614,914      59,896,255      26,687,613
Net (increase) decrease in loans             (26,364,596)     28,502,974     (95,225,841)
Purchases of premises and equipment           (2,734,491)     (9,733,181)     (6,920,455)
Proceeds from sales of premises and
   equipment                                   1,356,634         360,470          26,578
                                           _____________    ____________    ____________
Net cash used by investing activities        (65,041,643)     (1,234,788)    (81,011,707)

Financing Activities:
Net increase in noninterest-bearing,
  interest-bearing demand and savings
  deposits                                    22,335,320      51,054,199      40,210,540
Net increase (decrease) in time deposits     (31,220,924)    (29,394,594)      5,708,876
Net increase (decrease) in federal funds
  purchased and securities sold under
  agreements to repurchase                    25,718,709     (29,596,325)     33,039,408
Net increase (decrease) in other
  short-term borrowings                       15,500,000      (9,500,000)     12,000,000
Proceeds of long-term borrowings              14,604,000      12,429,000      22,176,030
Repayment of long-term borrowings             (1,771,779)     (3,190,610)    (13,291,530)
Dividends on common stock                     (3,748,653)     (3,498,220)     (3,471,901)
Proceeds from issuance of common stock
  under the employee stock purchase plan          71,675             ---             ---
Proceeds from issuance of common stock
  under the stock option plan                    290,748         187,213         385,767
Proceeds from issuance of common stock
  under the long-term stock compensation
  plan                                           334,834         361,602             ---
Payment for shares acquired under common
  stock repurchase plan                       (8,248,331)     (4,830,111)       (850,950)
Payment for fractional shares resulting
  from stock dividend                            (13,744)            ---          (4,307)
                                           _____________    ____________    ____________
Net cash provided (used) by financing
  activities                                  33,851,855     (15,977,846)     95,901,933
                                           _____________    ____________    ____________
Net increase (decrease) in cash and
  cash equivalents                           (16,192,072)     (8,824,260)     33,415,063
Cash and cash equivalents at the
  beginning of the year                      109,024,150     117,848,410      84,433,347
                                           _____________    ____________    ____________
Cash and cash equivalents at the end
  of the year                             $   92,832,078     109,024,150     117,848,410

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Common Stockholders' Equity

Brenton Banks, Inc. and Subsidiaries


                            Common      Capital    Retained     Unrealized
                             Stock      Surplus    Earnings  Gains (Losses)        Total
Balance, December 31,
  1993                 $26,265,755    5,598,027  77,517,613      3,036,270   112,417,665
Net income                     ---          ---  10,107,387            ---    10,107,387
Net change in
  unrealized gains
  (losses)                     ---          ---         ---     (8,153,316)   (8,153,316)
Dividends on common
  stock
  $.400 per share*             ---          ---  (3,471,901)           ---    (3,471,901)
3-for-2 stock split
  in the form of a
  stock dividend        13,169,475          --- (13,169,475)           ---           ---
Fractional shares
  resulting from
  stock split                  ---          ---      (4,307)           ---        (4,307)
Issuance of shares of
  common stock under
  the stock option
  plan                     146,500      239,267         ---             ---       385,767
Shares reacquired
  under stock
  repurchase plan         (224,000)    (626,950)        ---             ---      (850,950)

Balance, December 31,
  1994                  39,357,730    5,210,344  70,979,317      (5,117,046)  110,430,345
Net income                     ---          ---  10,407,354             ---    10,407,354
Net change in
  unrealized gains
  (losses)                     ---          ---         ---       6,475,448     6,475,448
Dividends on common
  stock
  $.409 per share**            ---          ---  (3,498,220)            ---    (3,498,220)
Issuance of shares of
  common stock under
  the stock option
  plan                      98,750       88,463         ---             ---       187,213
Issuance of shares of
  common stock under
  the stock compensation
  plan                     100,445      261,157         ---             ---       361,602
Shares reacquired under
  stock repurchase plan (1,290,665)  (3,539,446)        ---             ---    (4,830,111)

Balance, December 31,
  1995                  38,266,260    2,020,518  77,888,451       1,358,402   119,533,631
Net income                     ---          ---  14,015,430             ---    14,015,430
Net change in
  unrealized gains
  (losses)                     ---          ---         ---        (281,361)     (281,361)
Dividends on common
  stock
  $.454 per share**            ---          ---  (3,748,653)            ---    (3,748,653)
10% common stock
  dividend               3,684,215          ---  (3,684,215)            ---           ---
Fractional shares
  resulting from
  stock dividend               ---          ---     (13,744)            ---       (13,744)
Issuance of shares of
  common stock under
  the stock option
  plan                     128,000      162,748         ---             ---       290,748
Issuance of shares of
  common stock under
  the stock compensation
  plan                      73,590      261,244         ---             ---       334,834
Issuance of shares
  of common stock
  under the employee
  stock purchase plan       14,855       56,820         ---             ---        71,675
Shares reacquired under
  stock repurchase plan (1,738,500)  (2,501,330) (4,008,501)            ---    (8,248,331)

Balance, December 31,
  1996                 $40,428,420          ---  80,448,768       1,077,041   121,954,229

* Reflects the 10% common stock dividend effective in 1996 and the 3-for-2 stock split effective in 1994.
** Reflects the 10% common stock dividend effective in 1996.



Allowance for Loan Losses

Brenton Banks, Inc. and Subsidiaries

Years End December 31                     1996           1995          1994
Balance at beginning of year       $11,069,869     10,913,043     9,817,864
Provision for loan losses            2,900,000      1,864,801     1,987,909
Loans charged off                   (4,061,211)    (3,377,002)   (2,442,185)
Loan loss recoveries                 1,419,701      1,669,027     1,549,455
Balance at end of year             $11,328,359     11,069,869    10,913,043

   The allowance for loan losses schedule is not covered by the Independent Auditors' Report.

1996 Brenton Banks, Inc. Annual Report
     18

Consolidated Average Balances and Rates

Brenton Banks, Inc. and Subsidiaries

Average Balances (In thousands)          1996       1995       1994        1993      1992
Assets:
Cash and due from banks           $    65,439     57,138     46,301      46,025    41,715
Interest-bearing deposits
  with banks                            1,393      1,076        124         762     6,240
Federal funds sold and
  securities purchased under
  agreements to resell                 26,188     39,763     37,666      23,725    27,082
Trading account securities                ---        ---        116        ---        ---
Investment securities:
  Available for sale-taxable          330,002    244,786    245,913     53,174      6,512
  Available for sale-tax-exempt        85,471    100,859    132,040        ---        ---
  Held to maturity-taxable             46,271     65,959     35,794    299,993    384,301
  Held to maturity-tax-exempt          51,639     50,235     44,584    164,520    139,296
Loans held for sale                     7,983      5,908      2,575      6,165      2,553
Loans                                 919,578    945,724    936,370    802,088    736,646
Allowance for loan losses             (11,440)   (11,166)   (10,502)    (9,615)    (8,894)
Premises and equipment                 31,728     31,436     24,545     23,045     21,400
Other                                  28,642     29,508     25,663     26,543     30,422
                                   __________  _________  _________  _________  _________
                                  $ 1,582,894  1,561,226  1,521,189  1,436,425  1,387,273

Liabilities and Stockholders'
  Equity:
Deposits
  Noninterest-bearing             $   131,051    128,770    127,464    119,322    112,054
  Interest-bearing:
    Demand                            376,259    355,819    250,520    217,754    209,642
    Savings                           241,250    231,633    294,715    299,640    260,568
    Time                              583,508    626,497    625,981    622,789    646,261
                                   __________  _________  _________  _________  _________
Total deposits                      1,332,068  1,342,719  1,298,680  1,259,505  1,228,525
Federal funds purchased and
  securities sold under agreements
  to repurchase                        59,276     40,237     61,656     42,715     33,240
Other short-term borrowings            17,295      6,536      4,860         33      2,170
Accrued expenses and other
  liabilities                          17,520     14,896     13,254     12,805     13,735
Long-term borrowings                   33,094     37,264     26,500     14,077     14,067
                                   __________  _________  _________  _________  _________
Total liabilities                   1,459,253  1,441,652  1,404,950  1,329,135  1,291,737
Minority interest                       4,471      4,391      4,290      4,150      3,845
Common stockholders' equity           119,170    115,183    111,949    103,140     91,691
                                   __________  _________  _________  _________  _________
                                  $ 1,582,894  1,561,226  1,521,189  1,436,425  1,387,273

Summary of Average Interest Rates
Average rates earned:
Interest-bearing deposits with
  banks                                  4.87%      6.20       6.65       2.88       4.92
Trading account securities                ---        ---        ---       6.36        ---
Federal funds sold and securities
  purchased under agreements to
  resell                                 5.41       5.69       4.53       2.05       2.41
Investment securities:
  Available for sale-taxable             6.08       5.96       5.30       5.28       6.63
  Available for sale-tax exempt
    (tax equivalent basis)               7.13       6.71       6.37        ---        ---
  Held to maturity-taxable               6.22       6.17       5.20       5.54       6.88
  Held to maturity-tax-exempt
    (tax equivalent basis)               6.68       8.05       7.70       6.97       7.66
Loans held for sale                      8.47       6.71       7.50       8.43       9.33
Loans                                    8.69       8.69       8.14       8.77       9.65

Average rates paid:
Deposits                                 4.12%      4.37       3.55       3.70       4.70
Federal funds purchased and
  securities sold under agreements
  to repurchase                          4.17       4.08       3.38       2.41       2.78
Other short-term borrowings              5.87       5.67       5.42       3.63       5.57
Long-term borrowings                     7.07       7.03       6.86       8.60       9.14
Average yield on interest-earning
  assets                                 7.80%      7.86       7.31       7.57       8.43
Average rate paid on interest-
  bearing liabilities                    4.22       4.45       3.62       3.71       4.70
Net interest spread                      3.58       3.41       3.69       3.86       3.73
Net interest margin                      4.03       3.89       4.12       4.28       4.23

     19

Stock Information

Brenton Banks, Inc. common stock is traded on the Nasdaq National
Market and quotations are furnished by the Nasdaq System.
There were 1,562 common stockholders of record on December 31, 1996.

Market and Dividend Information
1996                     High            Low            Dividends
1st quarter              $22.05          19.09               .109
2nd quarter               22.05          20.68               .109
3rd quarter               22.73          21.36               .118
4th quarter               28.00          22.50               .118

1995                      High           Low            Dividends
1st quarter               $17.05         16.14                .10
2nd quarter                17.27         16.14                .10
3rd quarter                18.64         16.25                .10
4th quarter                20.68         17.50               .109

The above table sets forth the high and low sales prices and cash dividends per share for the Company's common stock, after the effect of the October 1996 10% common stock dividend. The market quotations, reported by Nasdaq, represent prices between dealers and do not include retail markup, markdown or commissions.

Nasdaq Symbol: BRBK
Wall Street Journal and
Other Newspapers: BrentB

Market Makers
ABN AMRO  Chicago Corporation
Herzog, Heine, Geduld, Inc.
Howe, Barnes Investments, Inc.
Keefe, Bruyette & Woods, Inc.
Stifel, Nicolaus & Co., Inc.
Wedbush Morgan Securities, Inc.

FORM 10-K
COPIES OF BRENTON BANKS, INC. ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FORM 10-K WILL BE MAILED WHEN AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST TO STEVEN T. SCHULER, CHIEF FINANCIAL OFFICER/TREASURER/SECRETARY, AT THE CORPORATE HEADQUARTERS.

Stockholder Information

Corporate Headquarters
Suite 200, Capital Square
400 Locust Street
Des Moines, Iowa 50309
Telephone 515/237-5100

Annual Shareholders' Meeting
Wednesday, May 7, 1997, 5:00 p.m.
Des Moines Convention Center
501 Grand Avenue
Des Moines, Iowa 50309

Transfer Agent/Registrar/
Dividend Disbursing Agent
Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60690

Legal Counsel
Brown, Winick, Graves, Gross,
  Baskerville and Schoenebaum, P.L.C.
Suite 1100, Two Ruan Center
601 Locust Street
Des Moines, Iowa 50309

Independent Auditors
KPMG Peat Marwick LLP
2500 Ruan Center
666 Grand Avenue
Des Moines, Iowa 50309

Design: Designgroup, Inc.

1996 Brenton Banks, Inc. Annual Report
     20

Corporate Structure

BRENTON BANKS, INC.
BOARD OF DIRECTORS

C. Robert Brenton
Chairman of the Board
Brenton Banks, Inc.

William H. Brenton
Past Chairman (21 Years)
Past Chairman,
	Executive Committee (5 years)
Past President (5 Years)
Brenton Banks, Inc.

J.C. Brenton
Past President
Brenton Banks, Inc.

Gary M. Christensen
President & CEO
Pella Corporation

Robert L. DeMeulenaere
President
Brenton Banks, Inc.

R. Dean Duben
Vice Chairman of the Board
Brenton Bank, Davenport

Hubert G. Ferguson
Financial Services Consultant
New Brighton, Minnesota

BRENTON BANKS, INC.
Executive Officers

C. Robert Brenton
Chairman of the Board

Robert L. DeMeulenaere
President

Steven T. Schuler
Chief Financial Officer/Treasurer/Secretary

BRENTON BANK
SENIOR OFFICERS AND
LINE OF BUSINESS MANAGERS

C. Robert Brenton
Chairman of the Board

Robert L. DeMeulenaere
Chief Executive Officer/President

Larry A. Mindrup
Chief Banking Officer
President, Des Moines

Phillip L. Risley
Chief Administrative Officer/Cashier

Perry C. Atwood
Chief Sales Officer

Woodward G. Brenton
Chief Commercial Banking Officer

Charles N. Funk
Chief Investment/ALCO Officer

Ronald D. Larson
Regional President Eastern Iowa Division President, Cedar Rapids

Marc J. Meyer
Regional President Western Iowa Division President, Adel

Steven T. Schuler
Chief Financial Officer/Treasurer/Secretary

Norman D. Schuneman
Chief Credit Officer

Steven D. Agan
President, Knoxville

John H. Anderson
President, Davenport

Thomas J. Friedman
President, Ankeny

Kevin Z. Geis
President, Brenton Savings Bank, FSB
Ames

Robert L. German
President, Dallas Center

John M. Hand
President, Emmetsburg

Dennis H. Hanson
President, Grinnell

Richard H. Jones
President, Perry

V. Blaine Lenz
President, Eagle Grove

James L. Lowrance
President, Marshalltown

Clay A. Miller
President, Clarion

Jeffrey J. Nolan
President, Jefferson

Clark H. Raney
President, Indianola

Gary D. Ernst
President, Trust Division

Marsha A. Findlay
Senior Vice President, Des Moines
Senior Retail Banking Officer

Mark J. Hoffschneider
President, Brenton Mortgages

Douglas F. Lenehan
President, Diversified Commercial
Services Division

Loras J. Neuroth
President, Brenton Insurance

Elizabeth M. Piper/Bach
President, Brenton Investments

Catherine Reed
Senior Marketing Officer

Thomas J. Vincent
President, Agricultural Banking Division
     21

Brenton Service Locations - Iowa

Adel

Ames, 424 Main Street

Ames, North Grand Mall

Ankeny

Ayrshire

Cedar Rapids, 150 First Avenue, NE

Cedar Rapids, 3010 Williams Blvd., SW

Cedar Rapids, 1800 51st Street, NE

Cedar Rapids, 2300 Edgewood Road, SW

Clarion

Clive, 10101 University

Clive, 13631 University

Dallas Center

Davenport, 1618 N. Main Street

Davenport, Village Shopping Center

Davenport, West Third and Division
Davenport, 53rd and Utica Ridge

Des Moines, 400 Locust Street

Des Moines, 29th & Ingersoll

Des Moines, 2805 Beaver

Des Moines, S.W. 9th and McKinley

Dexter

Dubuque*

Eagle Grove

Emmetsburg

Granger

Grinnell

Indianola

Iowa City

Jefferson

Johnston

Knoxville

Mallard

Marion

Marshalltown, 102 South Center

Marshalltown, 1724 South Center

Newton*

Perry

Redfield

Story City

Toledo**

Urbandale

Van Meter

Waukee

Woodward

* Investment, insurance and mortgages services only.
** Investment and insurance services only.

On the bottom of the page is a map of Iowa with dots showing the location of the above banks.
     22

Brenton Banks, Inc.
Suite 200, Capital Square
400 Locust Street
Des Moines, Iowa 50309
Telephone 515/237-5100

Appendix to Annual Report
Referencing Graphic and Image Material

All graphic and image material has been described in text of the annual report. Set forth below is a list of such material.

1.  Cover - first unnumbered page of the Annual Report.

2.  Bar graphs, second page of the Annual Report, showing Common
Stock Closing Bid Price from 1987-1996; Net Income per Common
Shares from 1992-1996; and Return on Average Equity from 1992-
1996.

3.  Two photgraphs on page 3 of the Annual Report.

4.  Text, located on the right hand side, on page 4 of the Annual
Report.

5.  Text, located on the left hand side, on page 5 of the Annual
Report.

6.  Text, located on the right hand side, on page 8 of the Annual
Report.

7. Bar graphs showing the Net Income from 1992-1996 and the Return on Average Assets from 1992-1996, on page 11 of the Annual
Report.

8. Bar graphs showing the Net Interest Margin from 1992-1996 and the Noninterest Income as a Percent of Total Operating Income from 1992-1996), on page 12 of the Annual Report.

9. Bar graphs showing the Net Noninterest Margin from 1992-1996 and the Total Assets from 1992-1996), on page 13 of the Annual
Report.

10. Bar graphs showing the Primary Capital Ratio from 1992-1996 and the Nonperforming Loans as a Percent of Loans from 1992-1996, on page 14 of the Annual Report.

11. Map of Iowa on page 22 of the Annual Report.